Translation from the German Language

                       SHAREHOLDERS' COMMITMENT AGREEMENT

                                     between

1.   Jacobs Holding AG, Seefeldquai 17, 8008 Zurich

                                              (hereinafter referred to as "JAG")

2.   Klaus J. Jacobs
Newsells Park Stud, The Manor House, Barkway Royston, Hertfortshire, SG8 8DA, UK

                                              (hereinafter referred to as "KJJ")

3.   Renata Jacobs
Newsells Park Stud, The Manor House, Barkway Royston, Hertfortshire, SG8 8DA, UK

                                               (hereinafter referred to as "RJ")

4.   Lavinia Jacobs
Schuracherstrasse 151, 8700 Kusnacht

                                               (hereinafter referred to as "LJ")

5.   Nicolas Jacobs
Zeltweg 92, 8032 Zurich

                                              (hereinafter referred to as "NiJ")

6.   Philippe Jacobs
St. Jakob Strasse 38, 9000 St. Gallen

                                              (hereinafter referred to as "PhJ")

7.   Nathalie Jacobs
Rosenbergstrasse 56, 9000 St. Gallen

                                              (hereinafter referred to as "NaJ")

(the Parties 2, 3, 4, 5, 6 and 7 are hereinafter also collectively referred to as "Family", or, individually, as "Family Member").

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PREAMBLE

JAG and the Family each hold shares in Triventura AG (hereinafter referred to as "Triventura"), which has entered into a Share Purchase Agreement with Akila Finance SA (SPA II), subject to conditions precedent, regarding the purchase of 12 m registered shares of Adecco SA with a nominal value of CHF 1.00 nominal per share (Adecco shares).

JAG and the Family enter into this Shareholders' Commitment Agreement intending to

          (i) maintain and control the composition of the circle of shareholders of Triventura through rights of first option, pre-emptive rights and rights to purchase;

          (ii) provide a set of rules for the Parties' mutual rights and obligations;

Now, therefore, the Parties hereby agree as follows:

1.   SUBJECT MATTER OF THE SHAREHOLDERS' COMMITMENT AGREEMENT

1.1. Upon entering into this Shareholders' Commitment Agreement, the Family and JAG participate in the share capital Triventura as follows:

1.2. KJJ:

          - 223 registered shares of Triventura AG with a nominal value of CHF 100.-- nominal per share (Triventura shares);

1.3. RJ:

          - 184 registered shares of Triventura AG with a nominal value of CHF 100.-- nominal per share (Triventura shares);

1.4. LJ:

          - 19 registered shares of Triventura AG with a nominal value of CHF 100.-- nominal per share (Triventura shares);

1.5. NiJ:

          - 23 registered shares of Triventura AG with a nominal value of CHF 100.-- nominal per share (Triventura shares);

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1.6. PhJ:

          - 23 registered shares of Triventura AG with a nominal value of CHF 100.-- nominal per share (Triventura shares);

1.7. NaJ:

          - 23 registered shares of Triventura AG with a nominal value of CHF 100.-- nominal per share (Triventura shares);

1.8. JAG:

          - 505 registered shares of Triventura AG with a nominal value of CHF 100.-- nominal per share (Triventura shares).

2. PROHIBITION OF DISPOSAL PRIOR TO AVAILABLE FINANCING FOR THE OBLIGATIONS UNDER SPA II

2.1. Each Party shall be prohibited from selling its Triventura shares to third parties, giving the same away or transferring the same otherwise prior to an Available Financing concerning the obligations under SPA II. Sales, gifts or other transfers among the Parties of this Shareholders' Commitment Agreement prior to an Available Financing shall require the approval of all Parties. This does not apply to JAG's possibility to sell Triventura as a whole following the exercise of the call option.

2.2. The financing is available on the date when the financing for the obligations under SPA II is definitively available and was implemented ("Available Financing").

2.3. The Parties agree to extend the Prohibition of Disposal if it will be required in terms of financing. The Parties agree to alter this Agreement and in particular also the right of first option / pre-emptive rights accordingly. The Parties also agree to pledge their unpledged Adecco shares owned by them and / or to grant options and / or rights of usufruct /and / or to offer the Adecco-Shares as a security if this should be required in terms of Financing.

3.   REPRESENTATION IN THE BOARD OF DIRECTORS

3.1. Each Party shall be entitled to nominate itself, or a representative of an affiliate (organschaftlicher Vertreter), for election to Triventura's Board of Directors. A claim to election by the general meeting of shareholders does not exist.

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3.2. The Parties may also nominate their respective employees or one or several third parties, who do not have to be employees of a Party, for election to Triventura's Board of Directors.

4. RIGHT OF FIRST OPTION WITH REGARD TO TRIVENTURA SHARES AFTER AVAILABLE FINANCING

4.1. Each Family Member shall grant JAG a right of first option with regard to its interest in Triventura according to the following conditions:

4.2. If a Family Member intends to sell the Triventura shares after Available Financing, it shall be obliged to notify JAG thereof in writing by registered letter and to offer JAG the shares for purchase at their intrinsic value. JAG shall be entitled to accept the offer of the Party willing to sell shares within 45 calendar days from the receipt of the offer and to take over the shares to be sold.

4.3. The acceptance of the offer by JAG must be made in writing vis-a-vis the Family Member offering the shares. Silence with regard to the offer shall mean that the assertion of the right of first option of is waived.

4.4. The Parties shall determine the intrinsic value of the Triventura shares by mutual consent; the intrinsic value shall correspond to the equity capital value.

     If an agreement cannot be reached, the intrinsic value/equity capital value of the Triventura shares shall be determined with binding effect by a trust company being a member of the Swiss Institute of Certified Accountants and Tax Consultants (Schweizer Treuhand-Kammer), which is to be appointed by the Family Member(s) willing to sell shares and JAG by mutual consent, in accordance with the generally accepted accounting principles on the basis of the company's last audited annual accounts.

     If the Family Member(s) willing to sell shares and JAG are not able to agree upon a trust company for the determination of the intrinsic value the President of the Swiss Institute of Certified Accountants and Tax Consultants shall appoint a trust company.

     The Family Member(s) willing to sell shares and JAG shall each bear 50% of the costs of the determination of the intrinsic value.

4.5. As soon as the competent trust company has determined the purchase price, the purchase price shall be payable by JAG within 30 calendar days concurrently against delivery of the Triventura shares. The Family Member willing to sell shares may revoke its intention to sell, respectively purchase, shares vis-a-vis JAG by registered letter within 10 calendar days following the receipt of the notice of the purchase price determined by the competent trust company.

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4.6. In the event that JAG refrains from exercising its right of first option according to the above sections, the remaining Family Members shall have a right of first option in the following order: KJJ, RJ, NiJ, PhJ, NaJ, LJ or in the order of their respective amount of interest at the time when the rights of first option are exercised, whereas in case of an equal amount of interest the order will depend on age. Therefore, the amount of interest and, consequently, the order may change during the term of this Shareholders' Commitment Agreement.

4.7. To Family Member willing to sell shares shall call a meeting (or telephone conference) within 10 calendar days after it has become certain that the sales transaction cannot be concluded with JAG, observing a five-day period for calling a meeting, in order to offer the other Family Members the shares according to the above order (see section 4.6.) at their intrinsic value. If none of the authorized Family Members declares that it intends to purchase the Triventura shares from the Family Member willing to sell shares at their intrinsic value, concurrently against payment within 30 calendar days, then the Family Member willing to sell shares may sell the Triventura shares to a third party.

5.   PRE-EMPTIVE RIGHT WITH REGARD TO TRIVENTURA SHARES AFTER AVAILABLE
     FINANCING

5.1. In the event that a Family Member sells Triventura shares to third parties after Available Financing, JAG shall have a pre-emptive right to the Triventura shares sold with regard to all Triventura shares being the subject matter of this Shareholders' Commitment Agreement, i.e. under the same terms under which the Family Member willing to sell shares intends to sell the Triventura shares to third parties. The Family Member shall only be entitled to conclude a purchase contract with the third party on condition that the pre-emptive right of JAG and of the remaining Parties to this Shareholders' Commitment Agreement is observed.

5.2. If the purchase price agreed upon with third parties exceeds the intrinsic value, JAG shall be entitled to purchase the Triventura shares at their intrinsic value. In the event that the Family Member willing to sell shares and JAG are not able to agree as to whether this is the case, the intrinsic value shall be determined according to Section 4.4 hereof.

5.3. The Family Member willing to sell shares shall notify JAG of the sale of Triventura shares, specifying the essential elements of the contract by registered letter. JAG shall inform the Family Member willing to sell shares within 45 calendar days following receipt of the notice whether it will exercise its pre-emptive right.

5.4. JAG shall be obliged to pay the purchase price within 30 business days concurrently against delivery of the Triventura shares. The Family Member willing to sell shares

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     may revoke its intention to sell or purchase shares vis-a-vis JAG by registered letter within 10 business days following the receipt of the notice of the purchase price determined by the competent trust company.

5.5. Pre-emption means any legal transaction aiming at a transfer of the Triventura shares against payment of remuneration by third parties. This shall particularly include sale, surrender in lieu of payment as well as voluntary auction.

5.6. In the event that JAG refrains from exercising its pre-emptive right according to preceding sections, the remaining Family Members shall have a pre-emptive right in the following order: KJJ, RJ, NiJ, PhJ, NaJ, LJ or in the order of their respective amount of interest at the time when the pre-emptive right is exercised (in case of an equal amount of interest the order will depend on age). Therefore, the amount of interest and, consequently, the order may change during the term of this Shareholders' Commitment Agreement.

5.7. The Family Member willing to sell shares shall call a meeting (or telephone conference) within 10 calendar days after it has become certain that the sales transaction cannot be concluded with JAG, observing a five-day period for calling a meeting, in order to offer the other Family Members the shares according to the above order (see Section 5.6 hereof) at their intrinsic value. If none of the authorized Family Members declares that it intends to purchase the Triventura shares from the Family Member willing to sell shares at their intrinsic value concurrently against payment within 30 calendar days, the Family Member willing to sell shares may sell the Triventura shares to the third party at the purchase price agreed upon.

6.   GRATUITOUS TRANSFER

     First option and pre-emptive rights shall also apply if one of the Parties transfers, or intends to transfer, its Triventura shares free of charge in whole or in part.

7.   CONDITIONAL RIGHT TO PURCHASE TRIVENTURA SHARES

7.1. In any of the following events:

          -    death of a Family Member,

          -    breach of contract by a Family Member,

          - transfer of the Triventura shares as a consequence of a matrimonial regime; or

          -    termination of this Shareholders' Commitment Agreement

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     JAG shall be authorized to purchase the Triventura shares concerned, at their intrinsic value.

7.2. JAG shall declare by registered letter within 45 calendar days after having obtained knowledge that the event of the right to purchase has occurred whether it will exercise its right to purchase.

7.3. If JAG does not exercise its right to purchase, or exercises such right only in part, then the right to purchase will expire. However, the existence of the pre-emptive right and the right of first option shall not thereby be affected.

7.4. JAG shall be obliged to pay the purchase price determined according to section 4.4 within 45 calendar days concurrently against delivery of the Triventura shares. However, JAG may revoke its intention to purchase shares vis-a-vis the Family Member concerned by registered letter within 10 calendar days following the receipt of the notice by the competent trust company of the purchase price determined by it.

8.   CALL OPTION WITH REGARD TO THE TRIVENTURA SHARES

8.1. In the event that JAG intends to sell the entire shares held by it in Triventura to a third party it shall be entitled to exercise a call option with regard to the entire shares which the Family Members hold in Triventura.

8.2. JAG shall notify the Family Members of the exercise of its call option with regard to the Triventura shares in writing; such exercise shall be effected under the same terms as have been agreed upon between JAG and the third party, however at least at the intrinsic value of the Triventura shares.

8.3. If JAG does not exercise its call option with regard to the entire shares held by the Family Members in the company involved then the call option will expire and JAG will not be able to sell its Triventura shares, as well as the Triventura shares that may have already been acquired by individual Family Members, to the third party. The existence of the right of first option, the pre-emptive right and the right to purchase according to sections 4 to 7 hereof shall not thereby be affected.

8.4. JAG shall be obliged to pay the purchase price within 45 calendar days concurrently against delivery of the shares. JAG may revoke its intention to purchase shares vis-a-vis the Family Members by registered letter.

9.   PUT OPTION WITH REGARD TO THE TRIVENTURA SHARES

9.1. In the event that JAG sells to a third party its entire shares in Triventura, each Family Member shall be entitled to exercise a put option (co-sale right) vis-a-vis JAG with

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     regard to all shares held by it in Triventura. JAG shall be obliged to inform each Family Member about the sale of the Triventura shares held by it in writing.

9.2. Each Family Member shall notify JAG of the exercise of its put option with regard to the Triventura shares in writing; such exercise shall be effected under the same terms as have been agreed upon between JAG and the third party, however at least at the actual value of the Triventura shares.

9.3. If a Family Member does not exercise its put option with regard to the entire shares held by it in Triventura, then the put option will expire. The existence of the right of first option, the pre-emptive right and the right to purchase according to Sections 4 to 7 hereof shall not thereby be affected.

9.4. JAG shall be obliged to pay the purchase price within 30 calendar days concurrently against delivery of the Triventura shares. Each Family Member may revoke its intention to purchase shares vis-a-vis JAG by registered letter.

10.  VOTING RIGHTS/INTERNAL ORGANISATION

10.1.The Parties to this Shareholders' Commitment Agreement shall freely exercise their rights in Triventura's general meeting of shareholders.

11.  AMENDMENTS OF THE AGREEMENT

     This Shareholders' Commitment Agreement may only be amended with the approval of all Parties and by observing the written form requirement.

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12.  NOTICES

12.1.Any notices or other communication shall be deemed given, or any other service deemed effected, if prepared in writing and delivered personally or by courier, or send by fax or mail (date of the postmark is sufficient for compliance with the agreed time limit) and addressed as follows:

     To Jacobs Holding AG, Seefeldquai 17, 8008 Zurich

     To Klaus J. Jacobs, Newsells Park Stud, The Manor House, Barkway Royston, Hertfortshire, SG8 8DA, UK

     To Renata Jacobs, Newsells Park Stud, The Manor House, Barkway Royston, Hertfortshire, SG8 8DA, UK

     To Lavinia Jacobs, Schuracherstrasse 151, 8700 Kusnacht

     To Nicolas Jacobs, Zeltweg 92, 8032 Zurich

     To Philippe Jacobs, St. Jakob Strasse 38, 9000 St. Gallen

     To Nathalie Jacobs, Rosenbergstrasse 56, 9000 St. Gallen.

12.2.Each Party may change its address for purposes of this Shareholders'
     Commitment Agreement at any time. However, the other Parties shall be notified of any change of address in such a form as provided for notices.

13.  ENTRY INTO FORCE/TERM/TERMINATION

13.1.This Shareholders' Commitment Agreement will enter into force retroactively to 1 January 2006.

13.2.This Shareholders' Commitment Agreement is concluded for an unlimited period of time. It may be terminated by observing a twelve-month's notice period, at the earliest at 30 June 2008.

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14.  SEVERABILITY CLAUSE AND INCOMPLETE PROVISIONS

14.1.Should individual provisions of this Shareholders' Commitment Agreement be or become invalid or impracticable, the validity of the remaining provisions shall not thereby be affected. In this case, the Parties will replace the invalid or impracticable provision by a provision which comes as close as possible to the original legal and economic purpose of the invalid or impracticable provision.

14.2.Incomplete provisions, or interpretation issues, which may arise in connection with this Shareholders' Commitment Agreement shall be replaced by complete provisions, or solved, by taking into account the purpose of this Shareholders' Commitment Agreement.

15.  APPLICABLE LAW/JURISDICTION

     This Shareholders' Commitment Agreement shall be governed by Swiss law. The Parties agreed that the place of jurisdiction shall be Zurich.

16.  MISCELLANEOUS

16.1.The costs incurred in connection with the drafting of this Shareholders'
     Commitment Agreement shall be borne by JAG.

This Shareholders' Commitment Agreement shall be executed in seven original copies. Each Party shall receive one signed copy of this Shareholders' Commitment Agreement.

                          See next page for signatures

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Zurich, 20 March 2006

JACOBS HOLDING AG


/s/ Andreas Jacobs                             /s/ Conrad Meyer
---------------------                          ---------------------
Andreas Jacobs                                 Conrad Meyer


FAMILY


/s/ Klaus J. Jacobs                            /s/ Renata Jacobs
---------------------                          ---------------------
Klaus J. Jacobs                                Renata Jacobs


/s/ Lavinia Jacobs                             /s/ Nicolas Jacobs
---------------------                          ---------------------
Lavinia Jacobs                                 Nicolas Jacobs


/s/ Philippe Jacobs                            /s/ Nathalie Jacobs
---------------------                          ---------------------
Philippe Jacobs                                Nathalie Jacobs


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